Exhibit (k)(4)

GOLUB CAPITAL PRIVATE CREDIT FUND

MULTIPLE CLASS PLAN

April 4, 2023

This Multiple Class Plan (this “Plan”) is adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Golub Capital Private Credit Fund, a Delaware statutory trust (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund is a closed-end management investment company that has elected to be regulated as a business development company;

WHEREAS, the Fund intends to rely on exemptive relief from the Securities and Exchange Commission (the “SEC”) that permits it to issue multiple classes of shares, and one of the conditions of this relief is that the Fund must comply with the provisions of Rule 18f-3 under the 1940 Act as though such rule applied to business development companies;1

WHEREAS, the shares of beneficial interest of the Fund (the “Shares”) are divided into one or more separate classes;

WHEREAS, the Fund desires to adopt this Plan in order that the Fund may issue multiple classes of Shares (each, a “Class”); and

WHEREAS, the Board of Trustees of the Fund (the “Board”, and each member, a “Trustee”), including a majority of the Trustees who are not “interested persons” (as defined by the 1940 Act) of the Fund (the “Independent Trustees”), in considering whether the Fund should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each Class individually, as well as the best interests of the Fund;

NOW THEREFORE, the Fund adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1 The Fund intends to rely on an exemptive order (the “Multi-Class Order”) granted by the Securities and Exchange Commission (the “SEC”) permitting the Fund to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of Rules 6c-10 (except to the extent the Fund will comply with FINRA Rule 2310 rather than FINRA Rule 2341), 12b-1, 17d-3, 18f-3, 22d-1, and, where applicable, 11a-3 under the 1940 Act, as amended from time to time, or any successor rules thereto, as if those rules applied to business development companies. In addition, the Fund will comply with FINRA Rule 2310, as amended from time to time, or any successor rule thereto, and will make available to any distributor of a Fund’s shares all of the information necessary to permit the distributor to prepare client account statements in compliance with FINRA Rule 2231.

1.                  The effective date of this Plan (the “Effective Date”) shall be the date upon which the Fund has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to one or more Classes.

2.                  The Fund may issue Shares in one or more Classes, as set forth in Exhibit A. Shares so issued will have the rights and preferences set forth in the Fund’s Amended and Restated Agreement and Declaration of Trust and bylaws (each as amended from time to time), any applicable resolutions adopted by the Board from time to time and the Fund’s then current registration statement under the Securities Act or other offering documents relating to the Classes.

3.                  Shares issued in Classes will be issued subject to, and in accordance with, the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

(a)               each Class will have a different arrangement for shareholder services or the distribution of Shares or both, and will pay all of the expenses of that arrangement, as set forth in Exhibit A;

(b)               each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

(c)               each Class will have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(d)               each Class will have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class;

(e)               except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class will have the same rights and obligations as each other Class; and

(f)                Shares of one Class may be exchanged, at the shareholder’s option, for Shares of another class of the Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Fund’s prospectus as from time to time in effect (together with the Fund’s statement of additional information as from time to time in effect, the “Prospectus”) and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

4.                  Nothing in this Plan will be deemed to require the Fund to take any action contrary to its Amended and Restated Agreement and Declaration of Trust or bylaws, each as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Fund.

5.                  This Plan will continue in effect indefinitely unless terminated by a vote of the Board.

6.                  This Plan may be amended at any time by the Board, provided that any material amendment of this Plan will be effective only upon approval by a vote of the Board, and a majority of the Independent Trustees.

7.                  This Plan will be construed in accordance with the internal laws of the State of Delaware and the applicable provisions of the 1940 Act.

8.                  If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan will not be affected thereby.

EXHIBIT A

Classes as of April 4, 2023

Class	Shareholder Servicing and/or Distribution Fee (calculated per annum as a percent of the aggregate NAV as of the beginning of the first calendar day of each applicable quarter)
Class F Class I	N/A N/A
Class S	0.85%
Class D	0.25%

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